EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 3, 2022:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the third quarter and the first nine months of 2022.

President Hand reported that third quarter operating revenues of $15,811,000 increased $1,308,000 and net income of $5,681,000 increased $887,000 compared to the third quarter of 2021.  Basic and Diluted Earnings per share of $0.40 for the three-month period increased $0.04 compared to the same period last year.  Increased revenues were primarily due to growth in the customer base from the West Manheim Township wastewater acquisition and the utilization of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

President Hand also reported that the first nine months operating revenues of $44,950,000 increased $3,565,000 and net income of $14,569,000 increased $1,586,000 compared to the first nine months of 2021.  Increased revenues were primarily due to growth in the customer base from the West Manheim Township wastewater acquisition and the utilization of the DSIC.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  Basic and Diluted Earnings per share of $1.05 for the nine-month period increased $0.06 compared to the same period last year.

During the first nine months of 2022, the Company invested $34.1 million in construction expenditures for routine items, armoring and replacing the spillway of the Lake Williams dam, and wastewater treatment plant construction as well as various replacements and improvements to infrastructure.  In addition, the Company invested a combined $2.8 million in the acquisitions of the water system and the wastewater collection and treatment system jointly owned by Letterkenny Industrial Development Authority and Franklin County General Authority and the water system and the wastewater collection and treatment system of Country View Manor Community, LLC.  The Company estimates it will invest an additional $11.0 million in 2022, excluding acquisitions, for armoring and replacing the spillway of the Lake Williams dam, additional main extensions, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2022	2021	2022	2021
Operating Revenues	$15,811	$14,503	$44,950	$41,385
Net Income	$5,681	$4,794	$14,569	$12,983
Average Number of Common Shares Outstanding	14,255	13,084	13,854	13,070
Basic and Diluted Earnings Per Common Share	$0.40	$0.36	$1.05	$0.99
Dividends Declared Per Common Share	$0.1949	$0.1874	$0.5847	$0.5622

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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